Exhibit 99.1

On November 10, 2015, at approximately 9:30 am, New Zealand Time, Diligent Corporation conducted a conference call to review its financial results its fiscal quarter ended September 30, 2015. A transcript of the call follows:

C O R P O R A T E  P A R T I C I P A N T S

William Maina, Director of Investor Relations

Brian Stafford, Executive Director, Chief Executive Officer and President

Michael Stanton, Chief Financial Officer

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Daniel Frost, Macquarie

Stephen Ridgewell, Craigs Investment Partners

Blair Galpin, Forsyth Barr Limited

Marla Backer, Edison Investment Research

David Steele, Forsyth Barr Limited

P R E S E N T A T I O N

Operator:

Welcome to the Diligent Corporation Third Quarter 2015 Results Conference Call.  As a reminder all participants are in listen-only mode and the conference is being recorded.  Should you need assistance during the conference call you may signal an Operator by pressing star, and zero on your touchstone telephone.  At this time I would like to turn the conference over to William Maina.  Please go ahead.

William Maina:

Thank you, Thomas, and good morning.  Welcome to the Diligent third quarter 2015 earnings call.  With me today are Brian Stafford, President and Chief Executive Officer and Michael Stanton, Chief Financial Officer.  A replay of this call will be available for one week following the call.  Access information for the replay is listed in today’s financial press release, which is available on the Investor Relations website, at deligent.com.

Before we begin I would like to remind everyone that this call may contain forward-looking statements, as they are defined under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements about our expectations for future performance, are subject to known and unknown risks and uncertainties.  Diligent cautions that these statements are not guarantees of future performance.  All forward-looking statements made today reflect our current expectations only and we undertake no obligation to update any statements to reflect the events that occur after this call.  Please refer to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for factors that could cause our actual results to differ materially from any forward-looking statements.

Also during the course of today’s call we will refer to certain non-GAAP financial measures.  Reconciliations of non-GAAP to GAAP measures and certain additional information are also included in today’s earnings release.

In terms of the agenda for today’s call, Brian Stafford will provide a summary review of our financial results and market opportunity, as well as an update on our operations.  Michael Stanton will then finish with additional details regarding our third quarter 2015 results as well our revenue guidance for the fourth quarter and full year 2015.  With that we’ll begin by turning the call to the Brian Stafford.  Brian?

Brian Stafford:

Thank you, Will and good morning or good afternoon everyone.  Thanks for joining us today to discuss our third quarter results.

Before we begin, I’d like to formally introduce and welcome, Michael Stanton, who joined Diligent as our CFO about eight weeks ago.  Michael joins us from Blackboard, a SaaS-based education technology provider, where he served as Senior Vice President of Finance and Treasurer.  During his tenure at Blackboard Michael helped grow the company to more than $650 million in revenue and along that journey he helped to lead more than 30 M&A transactions.  We couldn’t be more excited to have Michael as part of the Diligent Team and he’s already started to make a positive impact on our organization, during his brief time with us.

Turning to the quarter, we entered the third quarter with good sales momentum across our market and that sales momentum continued throughout the quarter.  New bookings for Diligent in the third quarter materially exceeded our Q2 bookings, and the third quarter was our largest quarter in bookings, in more than two years.  This growth in bookings was driven by excellent upsell performance from our customer success organization.  The growth in bookings will of course show up in our revenues throughout the forward 12 months period.  Like many other global software companies we also continued to experience a significant foreign currency headwind, which negatively impacted our reported revenue versus prior expectation.  In addition, we experienced slightly longer customer installation times which delayed revenue recognition in the quarter as well as few smaller one-time items that impacted our results.

Overall, I want to clearly convey that I’m very excited with the strong momentum in new bookings and the opportunities we’ve got ahead of us.  We remain focused on driving operational excellence around people, processes and systems.  I’m confident with my Team’s ability to grow and scale Diligent’s business rapidly and profitably.

With that background let me review our summary level financial results for the third quarter.  Q3 revenue increased 16% year-over-year to $24.9 million and on a constant currency basis grew 23% year-over-year.  From a profitability perspective we reported Adjusted EBITDA of $5 million, representing a 20% Adjusted EBITDA margin.  We are pleased with our ability to increase our cash on the balance sheet by $4.5 million in the quarter, which continued into October, and Michael will provide more details on this later in the call.

Now I would like to review some of our recent operating highlights and key accomplishments during the quarter.  As I mentioned, our new sales results were again strong in the third quarter.  We added approximately 175 new clients in Q3.  Our third quarter gross bookings exceeded second quarter bookings and was our largest quarter in more than two years.  In our growth geographies, which include our markets where we’re making increased sales investments we signed nearly as many new customers in the third quarter as we did in the entire first half of 2015.  We still have room to improve our execution, in both our growth, and more established markets, but I’m encouraged by the momentum we are starting to build.  During the quarter we also increased our total user balance—our total user base to over 107,000 users.  Including our acquisition of BoardLink, we now serve over 115,000 users.

With respect to the competitive landscape, we continue to see the same players, which vary by geography.  Pricing has remained relatively stable and our win rates remain very high.  We have recently seen an increased momentum in customer takeaways from our competitors.  Diligent continues to differentiate itself from the competition through our intuitive and highly secure products, coupled with our best-in-class customer support organization.  Diligent now has nearly 40% of the Fortune 1,000 as customers of our Boards product.  This is a phenomenal accomplishment and creates a significant footprint for upsell of additional Boards seats and with the introduction of Diligent D&O and Teams our customer base also represents an attractive channel to drive future cross selling.

On the product front, we released the first version of Diligent Teams in Q3.  The product was extended to a handful of clients in the beginning of Q4 and we expect to continue rolling out this limited release throughout the fourth quarter.  Initial customer feedback so far has been quite positive.  Our R&D Team is in the process of working through feature and functionality enhancements that’ll only allow us to better market and sell the product.  To set expectations on Teams early feedback from pilot clients is quite positive, but it appears that the additional feature and functionality requested still puts us one to two quarters out from where we need to be to fully ramp our sales effort, likely starting in Q2.  While new feature requests are encouraging to receive, it will take some time until we have these features delivered into the next few releases.  As we previously stated, we did not expect sales of Teams—of the Teams product in Q4 and we expect sales will be minimal in the first quarter of 2016.

Turning to D&O, we’ve released our Diligent D&O solutions to the market on September 18th.  As we noted last quarter, this module focuses on customizable, paperless Director and Officer Questionnaire, execution built on top of our Diligent Boards product.  The module delivers greater efficiency while also improving compliance in reducing risk associated with the creation of D&O compliance reports, which are annually required by public companies in the US.  Early demand for the D&O solution, which is priced on a per customer basis, has been very strong.

While we had only two weeks in the market to sell our D&O product in Q3, I was very encouraged by our success in cross-selling this product into our customer base.  Initial customer feedback has been extremely positive with more than 10 D&O deals closed in the third quarter.  In addition to these 10 customers we’ve also closed more than another 30 D&O deals in the fourth quarter already.  Overtime, our plan is to productize additional modules to expand our market leadership and create additional upsell opportunities.  As I noted before, I think the upsell and cross-sell capabilities of our Customer Success Teams will be a unique asset to Diligent overtime as we add additional products to the Diligent portfolio.

Now turning to the acquisition of BoardLink, which we announced on October 19th for approximately $10 million in cash.  As a SaaS provider, a leadership team and Board collaboration solutions, BoardLink has built a business that’s highly complementary to Diligent.  The acquisition brings a fantastic team of professionals and more than 250 customers and approximately 9,000 users to our organization.  The deal immediately increases Diligent’s total upsell customer base by bringing us 250 new customers with which we can expand our relationship overtime.  While it’s early on the integration of BoardLink is going well and we’re very pleased with the customer feedback.

Finally I’d like to touch on my point earlier of our need for continued investment in people, processes and systems.  During the quarter we deployed both salesforce and marketo for the first time giving us headlight in to sales productivity globally and marketing spend efficiency and effectiveness.  I would also like to highlight that during the quarter we continued to improve the depth and experience of our Management Team.  In addition to bring on Michael as CFO, we also appointed Melinda Lee Ferguson as our new Chief Sales Officer.  Melinda joined us after 17 years at CA Technologies, where she was mostly recently the company’s General Manager and SVP of UK and Ireland.  Melinda has a proven track record of building a leading successful sales team across multiple geographies and multiple product points.  We believe Melinda’s experience and expertise will be important to Diligent as we scale our growth initiatives and continue our transformation from a single product to a multi-product company.

So in summary, we have a lot of exciting initiatives underway, to drive growth and build a strong foundation for Diligent.  Our core business is growing and very profitable.  We continue to make investments in new geographies, in Teams and other new features, and the systems and processes required to support our growth in the future.  Our business remains fundamentally strong and with the new additions to our Leadership Team we’re well poised to drive continued internal improvement, coupled with strong future sales and possibility.  Diligent continues to win in the market through our leading solutions and a world class customer support organization, as further evidence by our bold win as the most customer friendly Company of the Year in the Best in Biz Awards International 2015.

We are executing against our growth initiatives to organically grow our customer base, while expanding our relationships with our existing customers through increased upsells and cross-sells of new solutions, like Teams and D&O.  In addition we are augmenting our organic growth with strategic tuck-in acquisitions.  We will continue to make investments across the business to capitalize on our large and predominately Greenfield multi-billion dollar addressable market.  At the same time we’ll continue to make investments in order to improve our operation.  We are already hard at work on many of the critical areas including sales, finance and IT, and we are making great progress.

These investments coupled with the recent Executive Management hires are already having a positive impact on these initiatives and we’re confident that these are the right step in order to accelerate the long term growth and profitability of Diligent.

With that let me turn the call over to Michael Stanton, who will take you through our financial results and the acquisition of BoardLink in more detail.  Michael?

Michael Stanton:

Thanks, Brian.  Before taking you through the financials I’d first like to say how pleased I am to join Diligent.  I have been here for just two months and I couldn’t be more excited about the business and the opportunities in front of us.  My time at the Company so far has served to further solidify the reasons why I decided to join the Diligent Team.  From a business perspective I was incredibly attracted to Diligent’s fantastic profile, high predictable growth, driven by high renewal rates, unbelievable customer satisfaction and constant product innovation.  These elements coupled with the large addressable market opportunity made Diligent an incredibly attractive opportunity for me.

Looking internally in our organization, I believe that there are also areas where we can drive even greater value for the business, make some positive changes to our policies and processes, as well as, better leverage our internal system.  When arriving just a few months ago it was incredibly welcoming to learn that the Management Team and the Board were not only open to looking at new ways to drive continuous process improvement, but were already making investments in the right areas and on the path of sustainable improvements.  This is definitely a credit to the organizational culture that Alex Sodi, our Founder and Brian Stafford, our CEO have brought to the business.  To that extent I’m excited and fortunate to be partnered with Brian and the rest of the Management Team to build on our leadership position and further our Company’s long term plan for growth and profitability.

Now turning to the financial results and some other recent announcements.  Total revenue for the third quarter was $24.9 million, an increase of 16% compared with $21.4 million in the prior year.  On a constant currency basis our year-over-year revenue growth was approximately 23%.  Revenue growth in the quarter was driven by our incredibly high retention rates, a recurring revenue base, continued strong upsell activity within existing customers, as well as the addition of new customers added in the quarter.

Our third quarter revenue was below the Company’s priory guidance range due in large part to the foreign currency headwinds and slightly longer installation times, which impacted revenue recognition in the quarter.  As a reminder we do not begin recognizing revenue for new customers until a client installation is complete.  From an FX perspective the continued strengthening of the US dollar, primarily versus the Australian dollar and British pound negatively impacted our Q3 revenue by approximately $300,000 relative to guidance expectations and approximately $1.4 million when compared to the year-ago period.

Now turning to the regional revenue results.  In the Americas we generated $17.6 million of revenue, up 17% year-over-year.  The Americas represented 70% of our total revenue in the third quarter.  Revenue from the EMEA region was $5.1 million in the third quarter, up 16% from the prior year and was up 25% on a constant currency basis.  EMEA represented 21% of our total revenue in the third quarter.  Revenue from the Asia Pacific region contributed $2.2 million of revenue in the third quarter, up 15% year-over-year and was up a very solid 42% on a constant currency basis.  Asia Pacific overall represented the remaining 9% of total revenue.

Turning to some of the supplemental non-financial metrics in the business, our revenue retention rate, including upsells into our existing customers, which is a key performance indicator for our business, continued to exceed a 100% in the third quarter.  Diligent’s annual revenue retention rate, excluding upsells into the existing customer base continued to exceed 95%.  It is very encouraging to see that the investments that we have made in our solutions and customers success programs are paying off in terms of our dollar retention rate.  As Brian mentioned we ended the third quarter with more than 3,500 customers and over a 107,000 users, up from approximately 175 customers and 5,000 users respectively from the end of the second quarter.

Including the acquisition of BoardLink we now serve more than 3,700 customers and more than 115,000 users globally.  Demand for Diligent Solutions remains healthy and our pipeline of qualified new opportunities continues to build across our targeted geographies and verticals.  We remain confident in our ability to both grow and convert our current sales pipeline in the coming quarters.

Moving on to expenses, cost of revenue, excluding depreciation and amortization increased approximately $400,000 or 9% to $5.1 million in the third quarter, mainly due to higher hosting and maintenance costs, as well as increased headcount and compensation expenses.  Gross profit for the third quarter was $19.8 million, an increase of 18% compared with $16.7 million in the prior year, driven by our revenue growth.

Gross margin was 79.5% versus 78.2% in the third quarter of 2014.  Sales and marketing expenses increased $2.9 million versus the third quarter of 2014 to $6.2 million or 25% of revenue in Q3 of 2015.  Growth in our sales and marketing expenses were slighter higher than our expectations due to some one-time signing bonuses and severance expense.  Our growth in sales and marketing also reflects increased headcount in support of our revenue growth as well as additional marketing programs to drive demand generation of our solutions.  We expect our sales and marketing costs, both on an absolute dollar basis and percentage of revenue basis, to increase in the fourth quarter from the prior year period.

Our G&A expense increased $2.5 million or 51% year-over-year to $7.3 million.  The year-over-year increase in our G&A expense was predominantly driven by professional service expenditures, a one-time sales tax expense accrual of approximately $600,000 as well as signing bonuses that will be one time major.  Given the dramatic increase in professional service expenditure I did want to take a moment and provide Investors a greater level of detail.

Throughout 2015 but significantly so in the third quarter, Diligent has incurred professional service expense related to both our final implementation of NetSuite as well as our remediation of the Company’s material weaknesses and internal controls from last year.  These projects enhance our infrastructure to support our growth in the years ahead which will allow for Investors, a significant amount leverage in our

G&A expenses associated with these expenses going away in future periods.  As an example we highlighted in today’s earnings press release more than a $1 million in professional services expenses in the third quarter related to completing these projects.  I expect that the vast majority of these expenses will not recur beyond the first quarter of 2016.

Shifting to R&D, we recorded $3.2 million of research and development expense in the third quarter up $200,000 or 8% year-over-year and representing 13% of revenue in Q3.  The increase in our R&D costs were driven mainly by increased headcount to support development efforts over the past 12 months.  In the third quarter we also capitalized approximately $1.4 million product development associated with the launch of Diligent Teams.  We are required to capitalize the costs associated with development of internal used software as we continue to build out and expand Diligent Teams.  Our capitalization of costs associated with the core platform was completed at September 30, 2015, with the released version available to customers at that time.  There will be other costs capitalized as we add functionality to the platform.  As a result, we expect that the capitalization of costs will continue for the next several quarters but the amounts will depend upon the development activities occurring in each quarter.  Given the recent launch of our Team’s product, investors can expect a decline in software development costs eligible to be capitalized.

EBITDA in the third quarter was $3.1 million, compared with $5.6 million in the third quarter of 2014.  Our Adjusted EBITDA which adds back stock-based compensation and one time M&A expenses was $5 million in the third quarter, representing a decrease of $1.8 million or 26% from $6.8 million in the prior year.  Our Adjusted EBITDA margin was 20% versus 31.9% in the prior year and 25.3% in the second quarter of 2015.  The decline in our EBITDA reflects our increased investments in sales and marketing, R&D and the significant one-time G&A expenses I just detailed.  Stock-based compensation was $1.8 million in the third quarter versus $1.2 million in the year ago period.  Adjusted net income remained consistent year-over-year at $3.4 million.  Net income was lower in 2015 but offset by lower taxes.  Adjusted net income per diluted share was $0.03 compared with $0.03 in the prior year period.  On a GAAP basis, net income was $1.7 million or $0.01 per diluted share compared with $2.7 million or $0.02 per share in the third quarter of 2014.

Turning to the balance sheet, we ended the third quarter with cash and equivalents of $68.8 million, up $4.5 million from $64.3 million at June 30, 2015.  Cash collections improved materially in the third quarter after the successful implementation and focus of new working capital process improvement initiatives lead by my Team.  This was a fantastic effort at the end of the quarter and I couldn’t be more pleased with the work that the Company is undertaking to drive operational improvement across sales, account management, all the way through to accounts receivable.  To further amplify the point on new process improvement I also want to highlight that we continued to make great strides in October relating to working capital improvement.  The best example that I can provide is that even after our recent $10 million all-cash purchase of BoardLink our cash balance at the end of October was $67 million or in line with our September 30 cash balance pre-acquisition, really just a phenomenal effort by the Leadership Team in my organization.

Turning to our acquisition of BoardLink, as you saw in our press release, Diligent has acquired the Thomson Reuters BoardLink business for approximately $10 million.  In the last 12 months ended September 30, 2015 BoardLink generated total revenue of approximately $6 million.  The transaction was financed, utilizing existing cash on our balance sheet.  In addition to the strategic benefits of the transaction we also view the acquisition as financially attractive for the following reason.  First, like Diligent, BoardLink operates an annual subscription model with high retention rates and high recurring revenue.  Second, we expect to realize meaningful cost synergies from the acquisition and to generate high incremental margins on BroadLink revenue driven by the significant expense redundancies between the two organizations.  Finally, this deal was a good strategic use of our cash that can now be used to generate much greater Shareholder value.

Due to purchase accounting, which results in a write-down of deferred revenue and the fact that we did not close the transaction at the beginning of the quarter we expect BoardLink to contribute approximately $800,000 of revenue in our fiscal fourth quarter of 2015, and to be neutral to slightly negative to our non-GAAP net income.  For fiscal 2016 we expect the transaction will be highly accretive to non-GAAP net income.

Now I’ll return to our financial guidance for the remainder of the year.  Our updated fourth quarter and full year 2015 guidance have been revised to account for both the increased foreign currency headwinds and slightly longer periods between contract and installation, as well as the incremental revenue from our BoardLink acquisition, which basically offset each other.  For the fourth quarter we are targeting revenue of $26.6 million to $26.9 million, or 21% growth at the midpoint of our outlook on a year-over-year basis.  For full fiscal year 2015 we expect revenue of $98.5 million to $98.8 million or 19% growth at the midpoint of our outlook on a year-over-year basis.  Finally, we continue to expect full year 2015 EBITDA margins in the range of 24% to 26%.

Before we take your questions I’ll close with where I began my comments.  Diligent is a phenomenal SaaS business from virtually every perspective.  We have excellent organic growth, industry high renewal rates and the opportunity to grow our customer relationships by cross-selling them, other organic or acquired complementary solutions.  Perhaps best of all we have all of the above in a business with good profitability that will only get better in 2016.

With that we will now take your questions.  Operator?

Operator:

We will now begin the question-and-answer session.  Anyone who wishes to ask a question may press star, and one on their touchstone telephone to join the question queue.  You will hear a tone acknowledging your request.  If you’re using a speakerphone please ensure you lift the handset before pressing any keys.  If you wish to remove yourself from the question queue you may press star, and two.  Anyone who wishes to ask a question may press star, and one at this time.

First question comes from Daniel Frost of Macquarie.  Please go ahead.

Daniel Frost:

I’ve got a couple of questions.  The first is just on accounts receivable and the ERP implementation that saw accounts receivables sort of rise during the first half.  So is it fair to say that you are sort of part way through sort of getting that accounts receivable balanced down and we should expect sort of a decline in the fourth quarter.

Michael Stanton:

Daniel, that’s exactly how you should think of it, and again this is a combination, I think, of NetSuite systems and again just some more focus and attention that the great folks on my Team are driving.  I detailed the solid improvements, it was nice to see the cash balance creep up there and the AR come down.  I also referenced the point about sort of October.  We saw that trend continue and I’ll just amplify that point.  We’ve sort of been on average collecting on that AR balance about $7 million a month.  In the month of September we doubled that, we collected about $14 million and we are close to $17 million in the month of October.  So that’s sort of some real time feedback of bringing down the aging.  So I think Investors should very much expect that we see, continue to see pretty dramatic improvement in that throughout the fourth quarter.

Daniel Frost:

Great.  Second question, just stock-based compensation for the fourth quarter, is there some way that you can give us some sort of guidance, so that we can reconcile our EBITDA numbers with yours.  Guidance?

Michael Stanton:

Yes, that’s a great point and again I’ll play—I promise not to do this very often and play the new guy at part, but I will just this one.  So again reconciling EBITDA to our Adjusted EBITDA, stock-based comp in the quarter was $1.7 million and so like Q4 it’s going to be up a little bit from there, like $1.9 million for the fourth quarter.  So no problem giving out that number to sort of reconcile to your own views how you’re modeling the business.

Daniel Frost:

Perfect and last question, just on Diligent Team, is there some sort of information you can provide on this so that, the pricing and the number of uses that you’re sort of expecting per client?

Brian Stafford:

Yes, so little bit more color on Teams.  We have Teams in more than a handful of really impressive Blue Chip clients that are all piloting and using it today in a smaller targeted manner, and based upon kind of their use in the remaining of the quarter.  I think we’ll have a better perspective on what pricing per user and average revenue per client is.  But the reason that we are setting expectations at limited revenue for this quarter and Q1 is that we’re still getting that feedback back from our clients.

Daniel Frost:

Fair enough.  Thank you.

Operator:

The next question comes from Steven Ridgewell of Craigs Investment Partners.  Please go ahead.

Stephen Ridgewell:

Thanks.  Just a couple of questions, first on customer growth.  One hundred and seven sales into the quarter, excluding comps and what it looks is that was a little pickup—or quite a decent pick-up on your gross in the June quarter.  Are you able to comment on whether those new customers are being added at a consistent or broadly consistent ARPU to the prior user base and also where is that growth mainly coming from particularly in the US, is it banks, credit unions, wealth management, hospitals (inaudible).

Brian Stafford:

Yes, great question Stephen.  Yes we’ve seen good growth in users.  As I highlighted in the—let me give a little bit more context to you.  Q3 tends to be a bit of a fairly slower quarter in general kind of given some of the vacations stuff within Europe.  But it was really, really great to see from a performance perspective, good growth in users from our Team.  As I highlighted in kind of the prepared remarks, we really did have a really impressive quarter from our customer success organization, got even much more material upsell.  We made some changes internally to how the Team was structured and pushing kind of some quotas down to the individual Team.  That drove a lot more energy and growth.  No material difference or change in kind of average revenue per user.  That can kind of be—we’ve spoken to, we did see good growth in EMEA and Americas this quarter overall.

Stephen Ridgewell:

How are you counting D&O users?  Is it adding to the current user base or is that (inaudible) of the core product?

Brian Stafford:

It’s a great question, sorry I should have made it more clear.  D&O will affect the numbers we provide on kind of average revenue per client because it’s sold on per client basis.  But it does not exactly go into in replace of the user number.

Michael Stanton:

Yes, Stephen I’ll just jump in there.  I think it’s a great point on D&O and we’re sort of thinking real time and maybe a little bit of a preview to 2016 as we think about what new or insightful metrics we provide as we diversify the business with the introduction of new product.

Brian Stafford:

Let me Stephen, add little bit more color there.  It is really a great to see some of the excitement that comes from our client base around our software and the new product.  It gets us—it’s not about the potential to add additional products into our customer success organization and what that potential upsell could be.

Stephen Ridgewell:

Thanks, and so you’re not able to give us a flavor as to whether the financial services or hospitals were stronger areas of growth during the quarter?

Michael Stanton:

I don’t have those numbers in front of me in terms of by industry.  It was pretty good, it was pretty solid growth overall.  There wasn’t an industry in particular I can highlight as being kind of a standout grower this quarter.

Stephen Ridgewell:

Okay thanks, and just in terms of the guidance, what does fourth quarter revenue guidance in US dollars imply in constant currency revenue growth year-over-year?  You’ve been tracking about 23% in the last two quarters.  Is it implying—if you struck out Thomson Reuters and look at the prior business that we—are you expecting a pickup in constant currency revenue growth in fourth quarter?

Brian Stafford:

Yes I mean we I mean stripping out the BoardLink acquisition would be sort of netting about 800K from the guidance.

Stephen Ridgewell:

Are you expecting a pickup from the sort of 23% constant currency revenue growth going into that fourth quarter?  Is that something you got to handle (phon)?

Michael Stanton:

Yes, so on a constant currency basis it’s going to be—it will certainly be little bit higher.

Stephen Ridgewell:

Right, thank you, and in terms of you sort of discussed some of the one-off costs in the third quarter.  If you totaled those one-off costs together what kind of impact did we see in terms of cost base?

Michael Stanton:

Yes, I mean like I sort of illuminated some of that the major ones on the G&A line.  I mean there is certainly others across the OpEx side.  The most pronounced ones are in G&A which were a combination of professional services consulting around the implementation of the revenue recognition model and NetSuite.

Brian Stafford:

Sales force and Marketo (phon) allowances.

Michael Stanton:

Sales force and Marketo implementations, again some one time, there is some obviously ongoing subscription associated with both those products but then the one-time implementation costs going into that.  What other ones—some one-time audit, the (inaudible) tax.  Yes, the sales tax that I mentioned which is about 600K.

Stephen Ridgewell:

Right, thanks, and in terms of sales and marketing costs, I mean you’ve laid that pretty clearly that sales and marketing costs are going to go up this year and little bit beyond.  Where are you focusing the additional sales and marketing resources?  Is that mainly in the US or Europe or elsewhere.

Brian Stafford:

There is a little bit across each of our markets, but primarily the increase in costs is coming from the individual sales people and the marketing that we supported, the people that we have dropped in kind of our growth geographies, there’s places like Brazil, Mexico, France, Spain, Germany et cetera.

Stephen Ridgewell:

Right, and when would you—following the additional paper (phon) you dropped into those markets, when would you expect to start to see a return on that cost?

Brian Stafford:

Yes, so we’ve already started to see a bit of a return.  As I mentioned we are going to continue to breakout, or we started to breakout in the first half of the year, and going to continue to breakout what the sales are, what the number of new clients are acquired from our sales people in our growth geographies.  One of the things that gives me, that is exciting to see kind of in the momentum we’re building is, we did see as many new clients signed from our growth geographies in third quarter as we did in all the first half of the year.  So it’s good to see getting that, some of that return in momentum.  But kind of as I stated before, it’s really it’s about an 18 month or so ramp from most of those geographies to get up to full speed and full quota production.

Stephen Ridgewell:

Yes thanks.  Just one more from me; for the D&O upsell you mentioned you signed up 10 in the last couple of weeks of the third quarter and other 30 so far.  What approximately is the value per license?  Is that something you would be giving out at this point or is that something we’ll have to wait a bit longer to find out?

Brian Stafford:

We’ve not disclosed, we’ve not disclosed.  There is a pure play competitor in the US that has pricing and their pricing is about somewhere in the $5,000 to $10,000 that we are within the same ballpark of.

Stephen Ridgewell:

Great, thank you.

Operator:

The next question comes from Blair Galpin of Forsyth Barr.  Please go ahead.

Blair Galpin:

Good morning or afternoon for you.  Well look, two quick questions, firstly on EMEA market, where obviously you had strong growth there.  Can you just give us a little flavor on how you have developed that market, given your background there Brian are there in the next six months or so.  Secondly just on BoardLink obviously you’ve commented before that it’s a very high margin acquisition.  Can you give us a feel for what sort of margins we should be looking at for that BoardLink, those BoardLink customers given there’re lot of synergies already in place.

Brian Stafford:

Sure, of course Blair.  Let me touch on the first one and then have Michael touch on the second one.  We’re seeing good growth in our growth markets in Europe.  As we look at developing them overtime, it’s kind of on the ground so I guess lead gen activities within each markets and then the right training and support for each sales person within each market, so they can grow and continue to close more of those deals.  The story differs within each market in terms of where the—what we’re going to continue to do and accelerate growth in those markets.  In some markets we need more leads, in some market we need more training to better drive close rates, and then in some other markets I think we can add another resource or two and fill in the opportunity where we think another person could help drive additional growth.

Blair Galpin:

Okay, thank you.  Then just on the acquisition?

Michael Stanton:

Yes, sure, yes, so on from a margin perspective go ahead, Mark.

Blair Galpin:

No, you go ahead, sorry.

Michael Stanton:

Yes, so from a margin perspective, from the acquisition there is a business that’s going from sort of roughly breakeven to sort of, as we look forward into 2016 pretty significant margin expansion as we migrate clients over to the Board platform.  Brian made a few comments at the beginning of his remarks about the progress there.  The client reaction has been quite positive and we’ve already got clients sort of effectively lining up and getting in the queue to migrate over to Boards which is very encouraging.  This month in late November we will have sort of a migration tool developed and available and begin the process of sort of pulling together the cohorts of folks and getting them migrated over.  As that activity completes you should expect that sort of all the associated TSA expenses and some of the existing infrastructure from the legacy Thomson Reuter’s side begins to go away.  So it’s a business that’s got pretty attractive margins in 2016.

Blair Galpin:

Okay, thank you.  That’s it for me.  Thank you.

Operator:

The next question comes from Maria Becker of Edison.  Please go ahead.

Maria Becker:

Thank you.  I actually have a follow-up question on the BoardLink acquisition.  So as you migrate some of these customers over, I don’t believe you spoke to this on the call.  But if you did and I missed it, I apologize.  Are they at roughly the same level in terms of revenue per customer?  So will we see an increase when you bring them into the organization or will they pull down your average revenue per customer?

Brian Stafford:

Yes, it’s a great question.  I think we spoke to it in a prior call.  But just to be clear they are— BoardLink’s clients are within the same ballpark as kind of our average revenue per client.  But they are slightly less than that in terms of size of client.  But there are some quite attractive large midi (phon) clients who actually have similar average revenue per client to ours.

Marla Backer:

Okay and then just one other is the market’s obviously somewhat fragmented.  Do you see other opportunities at the same level as BoardLink, and if so are there any that you think could be near term?

Brian Stafford:

It’s again, a great question.  As we’ve talked a little bit about before we think this is a phenomenal market and opportunity.  You are right there are more than a handful of fragmented players out in the market and we think that there—I think that we as Diligent kind of being the leading player in the States and with arguably the best technology platform.  We think that there are opportunities to do other tuck-in acquisitions of similar type of companies that should drive great value creation for the business and of course for our Shareholders.  Also just on the—to your question on other things that look like Thomson Reuters, BoardLink and we also have seen really great upsell from our D&O product and that potential for upsell into our existing client base driven by the strength of our relationship with those clients.  So to the extent that there might be a tuck-in product acquisition that we think is a good fit for where our clients look for expertise that maybe an opportunity as well.  There’s nothing imminent and we wouldn’t comment on anything ongoing but on the whole we think there is an opportunity to take what we have the platform and further scale it.

Marla Backer:

All right, thanks very much.

Brian Stafford:

Sure.

Michael Stanton:

Operator before we take our next question, I wanted to get back to Steven Ridgewell’s question on constant currency because I wanted to check the numbers directly.  But excluding BoardLink on a constant currency basis, sort of the fourth quarter guidance simplification is approximately 23% 24% top line growth.

Operator:

As a reminder anybody who would like to ask a question can press star, and one in their phone.

The next call comes from David Steele of Forsyth Barr.  Please go ahead.

David Steele:

Hi, guys.  Thank you.  (inaudible) to the last, to the very last question you answered but maybe you can give me that more color, just I guess lifting your guide out to calendar ‘16, ‘17 are there any sort of parallel verticals or particular geographies or growth areas that you would be looking to target if there was an attractive acquisition opportunity, you got (inaudible) obviously with Michael and a pretty strong balance sheet to do that.  How likely that we see transactions over the next 24 months?

Brian Stafford:

Again great follow-up question.  I guess what I can really say about in addition to previous comment is we do think that there is a material opportunity to welcome more clients organically and inorganically, to what we think is kind of the leading platform in this space and do so unbelievably profitably.  So yes we do think those opportunities exist.

Michael Stanton:

Yes and I would just add that I mean BoardLink is a fantastic first transaction for this business.  I think Brian and I are really well aligned in being candidly pretty discriminating as we look at different assets and really disciplined on pricing.  But I think it’s going to be part of the go forward story as we look that to growth this business both organically and inorganically.

David Steele:

Thank you.

Operator:

There are no questions at this time.  I’d like to turn the call back over to Brian Stafford for closing remarks.

Brian Stafford:

Thank you.  In closing we think we have a really big opportunity ahead of us at Diligent.  We’re making investments required in people, processes and system required to sustain that growth and add more predictability to the business.  We think in Diligent we truly have a unique platform for scaling profitable growth in SaaS.  2015 is a year of investment for us; 2016, will be focused on accelerating our growth rate and expanding our profit margin.  I look forward to speaking with you all again on our fourth quarter and year-end earnings call in early February.  Thank you.

Operator:

This concludes today’s conference call.  You may disconnect your lines.  Thank you for participating and have a pleasant day.

THIS TRANSCRIPT IS PROVIDED BY DILIGENT CORPORATION ONLY FOR REFERENCE PURPOSES. INFORMATION PRESENTED WAS CURRENT ONLY AS OF THE DATE OF THE CONFERENCE CALL, AND MAY HAVE SUBSEQUENTLY CHANGED MATERIALLY. DILIGENT CORPORATION DOES NOT UPDATE OR DELETE OUTDATED INFORMATION CONTAINED IN THIS TRANSCRIPT, AND DISCLAIMS ANY OBLIGATION TO DO SO.